Exhibit 99.1

Ameriprise Financial, Inc.
108 Ameriprise Financial Center
Minneapolis, MN 55474

Contact:
Paul Johnson
Ameriprise Financial
612.671.0625
paul.w.johnson@ampf.com

News Release

Ameriprise Financial Recommends Rejection of “Mini-Tender” Offer From TRC Capital

Minneapolis — November 1, 2005 — Ameriprise Financial, Inc. (NYSE: AMP) today said that it has been notified of an unsolicited so-called “mini-tender” offer by TRC Capital Corporation to purchase up to 2.5 million shares of its common stock, representing approximately 1 percent of the outstanding shares. TRC Capital’s offer price of $31.10 net per share represents a 4.1 percent discount to the $32.43 per share closing price of Ameriprise Financial’s stock on October 18, 2005, the day prior to the date of the offer, and is more than 16.4 percent below yesterday’s $37.22 per share NYSE closing price.

Ameriprise Financial stated that it strongly recommends against stockholders tendering their shares in response to this unsolicited mini-tender offer, which is subject to numerous conditions. Ameriprise Financial noted that it is in no way associated with TRC Capital Corporation, the mini-tender offer or the offer documentation.

Ameriprise Financial understands that TRC Capital in the past has made similar unsolicited mini-tender offers involving the stock of a number of other companies. These offers seek to acquire less than 5 percent of a company’s outstanding shares and thereby avoid many procedural and disclosure requirements of the Securities and Exchange Commission (SEC) because they are below the SEC’s threshold to provide such disclosure and procedural protections for investors.

The SEC has issued an investor alert regarding these mini-tender offers, noting that in making the offers at below-market prices “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory may be found on the SEC web site, at www.sec.gov/investor/pubs/minitend.htm.

Ameriprise Financial stockholders who already have tendered their shares are advised that they may withdraw their shares by providing the written notice described in the TRC Capital offering documents prior to the expiration of the offer currently scheduled for 12:01 AM, New York City Time on November 17, 2005.

Ameriprise Financial urges investors to obtain current market quotations for their shares of common stock, to consult their financial advisor and to exercise caution with respect to TRC Capital’s offer.

Ameriprise Financial draws the attention of broker-dealers and other market participants in the dissemination of the offer to the SEC’s recommendations to broker-dealers in these circumstances, which can be found on the SEC’s website at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and to Information Memo Number 01-27 issued by the NYSE on September 28, 2001 regarding the dissemination of mini-tender offer materials, which can be found under the “Market Professionals — Information Memos” tab on the NYSE’s website at http://www.nyse.com/. Ameriprise Financial requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer.

Ameriprise Financial is one of the nation’s leading financial planning, asset management and insurance companies. Through its nationwide network of more than 10,000 financial advisors, Ameriprise Financial delivers solutions to clients through a comprehensive and personalized financial planning approach built on a long term relationship with a knowledgeable advisor. The company specializes in meeting the retirement-related financial needs of the mass affluent. For more information, visit www.ameriprise.com

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Financial advisory services and investments available through Ameriprise Financial Services, Inc., Member NASD and SIPC. RiverSourceSM insurance and annuities issued by IDS Life Insurance Company, and in New York only, IDS Life Insurance Company of New York, Albany, New York. These companies are part of Ameriprise Financial, Inc.